Exhibit 10.1

LOAN EXTENSION AGREEMENT

THIS LOAN EXTENSION AGREEMENT (“Agreement”) is made as of March 21, 2017, by and among Cogentix Medical, Inc., a Delaware corporation (“Cogentix”), Machida Incorporated, a Delaware corporation (“Machida”), Uroplasty, LLC, a Delaware limited liability company (“Uroplasty”) (Cogentix, Machida and Uroplasty are hereinafter collectively referred to as “Borrowers” or, individually, as a “Borrower”) all jointly and severally and Venture Bank, a banking corporation (“Lender”).

RECITALS:

A.       On September 18, 2015 the Borrowers entered into a loan agreement with Lender (the “Loan Agreement”) pursuant to which, inter alia, Borrowers received a Seven Million and No/100ths Dollars (US $7,000,000.00) Revolving Line of Credit (the “LOC”);

B.       To evidence the LOC, Borrowers delivered to Lender a Revolving Credit Note (“Revolving Note”) dated September 18, 2015 made by Borrower and payable to the order of Lender, in the stated maximum principal amount of Seven Million and No/100ths Dollars (US $7,000,000.00), substantially in the form of Exhibit A attached to the Loan Agreement;

C.        The Revolving Note is secured by a Security Agreement (the “Security Agreement”) dated September 18, 2015 substantially in the form of Exhibit B attached to the Loan Agreement and perfected by the filing of a UCC 1 financing statement;

D.       The Loan Agreement, Revolving Note and Security Agreement were approved by the Directors of each of the Borrowers by Written Action (the “Written Action”) dated September 18, 2015;

E.        The Loan Agreement, Revolving Note, Security Agreement and Written Action are hereafter referred to from time to time as the “Loan Documents”;

F.        The LOC and Revolving Note mature by their terms on March 18, 2017 and Borrowers have requested that Lender extend the maturity of the LOC and the Revolving Note until September 18, 2018; and

G.       Lender is willing to extend the LOC and Revolving Note if, and only, if, Borrowers and Guarantor agree to the terms and conditions of this Agreement hereinafter set forth.

NOW THEREFORE, in consideration of the premises, the mutual promises and the mutual benefits to be derived by the performance hereof, the parties hereto agree as follows:

1.         Recitals. The recitals set forth above are true and accurate and incorporated by reference herein.

2.        Survival of Loan Agreement. Except as specifically modified in this Agreement, all terms and conditions of the Loan Agreement and the Loan Documents delivered thereunder, including, by way of example and not of limitation, all defined terms used in the Loan Documents, shall remain in full force and effect.

3.        Reaffirmation of Loan Documents. The Borrowers hereby reaffirm and confirm the respective applicability and enforceability of, and their respective liability under, the following Loan Documents delivered to Lender:

i.	The Loan Agreement

ii.	The Revolving Note;

iii.	The Security Agreement; and

iv.	The Written Actions of each of the Borrowers approving entry into the transaction.

4.         Extension of Line of Credit; Payments. The  LOC and  Revolving Note are hereby modified to: (i) have a maturity date of September 18, 2018 (the “Extended Maturity Date”); and (ii) the following language shall be deleted “The interest rate charged on this Revolving Note (hereinafter defined as “Note”) shall be adjusted daily (the Interest Adjustment Date) until the Maturity Date (as hereinafter defined) and shall be an annual rate of interest equal to the Wall Street Journal Prime Rate plus 2.25%, provided that in no case shall the interest rate charged hereon be less than an annual rate of interest of five and one half percent (5.5%)(the Interest Rate”) and replaced with the following “The interest rate charged on this Revolving Note (hereinafter defined as “Note”) shall be adjusted daily (the Interest Adjustment Date) until the Extended Maturity Date (as hereinafter defined) and shall be an annual rate of interest equal to the Wall Street Journal Prime Rate plus 1.25%, provided that in no case shall the interest rate charged hereon be less than an annual rate of interest of five and one quarter percent (5.25%)(the Interest Rate”). The Revolving Note, as modified, shall be referred to as the “2017 Revolving Note”. Borrower shall (i) make monthly payments of such amount of interest as accrues in arrears on the outstanding principal balance of the 2017 Revolving Note due on the eighteenth (18th) day of each month beginning on the eighteenth (18th) day of April, 2017 and continuing thereafter on the eighteenth (18th) day of each month until the Extended Maturity Date and (ii) repay principal owed on the 2017 Revolving Note as and when principal payments are required under the Loan Agreement. All payments shall be applied first to any amounts owing to Lender other than interest and principal, second to accrued interest and third to the principal balance.  Except as specifically modified herein, all other terms of the 2017 Revolving Note shall remain in full force and effect.

5.        Status of 2017 Revolving Note. The parties acknowledge and agree that, as of the date of this Agreement, the 2017 Revolving Note has an outstanding principal balance in the amount of One Million and 00/100 Dollars (US $1,000,000.00), accrued and unpaid interest in the amount of One Thousand One Hundred Fifteen and 20/100ths Dollars (US $1,115.20), and a non-usage fee of One Thousand Eighty-Five and 29/100ths Dollars (US $1,085.29).  The Borrowers shall pay Lender the accrued interest and the non-usage fee simultaneously with the execution of this Agreement.

6.         Modification of Non-Usage Fee.  The non-usage fee as stated in the Revolving Note shall be amended and restated as follows: “A pro-rated non-usage fee of .15% base on the average unused and available portion of the line of credit (equal to the lesser of $7,000,000.00 or the unused available portion of the line of credit as reflected in the Borrowing Base Certificate, as defined in the Loan Agreement, from time to time) will be assessed on a monthly basis pursuant to the terms of the Loan Agreement.”

7.         Modification of Inventory Cap.  Paragraph 2.B. of the Loan Agreement shall be amended and restated as follows: “Borrower may borrow pursuant to the provisions of the Note and this Agreement, the lesser of: (a) the sum of (i) eighty percent (80%) of the value of Borrowers’ Eligible Accounts; and (ii) forty percent (40%) of the value of Borrowers’ Eligible Inventory capped at a maximum amount of Two Million Five Hundred Thousand and 00/100 Dollars (US $2,500,000.00) or (b) Seven Million and 00/100 Dollars (US $7,000,00.00).

8.         Removal of the Tangible Net Worth Covenant.  Paragraph 11. (n) of the Loan Agreement shall be deleted in its entirety.

9.         Removal of the Pell Promissory Note Repayment Restrictions. Paragraph 11. (m) of the Loan Agreement shall be deleted in its entirely.

10.       Conditions Precedent to Future Advances. Lender’s obligation to make any Advance under this Agreement shall be subject to the fulfillment to Lender’s satisfaction of all of the conditions set forth in this Loan Extension Agreement, the Loan Agreement and in the related Loan Documents, including without limitation the following:

i.
Loan Documents. Borrowers shall provide to Lender, in connection with this Loan Extension Agreement and the Loan Agreement, such documents as Lender may require for the Loan as extended, all in form and substance satisfactory to Lender and Lender’s counsel.

ii.
Borrowers’ Authorization. Borrowers shall have provided in form and substance satisfactory to Lender properly certified resolutions duly authorizing the execution and delivery of this Loan Extension Agreement. In addition, Borrowers shall have provided such other resolutions, authorization, documents and instruments as Lender or its counsel may require.

iii.
Fees and Expenses under this Agreement. Borrowers shall have paid to Lender all fees, costs, and expenses specified in this Loan Extension Agreement, the Loan Agreement and the Loan Documents as are then due and payable, together with the following about the Lender’s agreement to enter into this Agreement:

a.	an Renewal Fee in the amount of Twenty-Six Thousand Two Hundred Fifty Dollars (US $26,250.00); and

b.	UCC Search Fees, Certificate of Good Standing Fees, and Search Fees in the amount of Five Hundred Seventy-seven and 00/100 Dollars (US $577.00).

iv.
Representations, Warranties, and Covenants. The representations, warranties, and covenants set forth in this Loan Extension Agreement, the Loan Agreement, in the Loan Documents, and in any document or certificate delivered to Lender under this Loan Extension Agreement and/or the Loan Agreement are true and correct in all material respects.

v.
No Event of Default. There shall not exist at the time of any Advance a condition that would constitute an Event of Default under this Loan Extension Agreement, the Loan Agreement or under any of the Loan Documents.

IN WITNESS WHEREOF, Lender, Borrowers, and Guarantor have executed this Loan Extension Agreement as of the date first above written.

LENDER:

VENTURE BANK

/s/ Kriss Griebenow		March 21, 2017
By:	Kriss Griebenow	Dated
Its:	Senior Vice President

BORROWERS:

COGENTIX MEDICAL, INC.

/s/ Brett Reynolds		March 21, 2017
By:	Brett A. Reynolds	Dated
Its:	Senior Vice President, Chief Financial Officer, and Secretary

MACHIDA INCORPORATED

/s/ Brett Reynolds		March 21, 2017
By:	Brett A. Reynolds	Dated
Its:	Chief Financial Officer and Secretary

/s/ Darin Hammers		March 21, 2017
By:	Darin Hammers	Dated
Its:	President and Chief Executive Officer

UROPLASTY, LLC

/s/ Darin Hammers		March 21, 2017
By:	Darin Hammers	Dated
Its:	President and Chief Executive Officer

/s/ Brett Reynolds		March 21, 2017
By:	Brett A. Reynolds	Dated
Its:	Treasurer and Secretary